Exhibit 99.1

Fortress Launches Affiliated Manager Platform

Fortress Asia Macro Fund to Become Anchor Strategy for New Growth Platform

CIO Adam Levinson Expected to Join Fortress Board of Directors

New York, NY. January 24, 2014 – Fortress announced today that it is launching an affiliated manager platform as part of the firm’s growth strategy in the liquid alternative investment space. The platform will allow Fortress to take an economic interest in high potential start-up and established funds, and to provide a fee-for-services model for funds seeking to leverage Fortress’s technology, infrastructure and client relationships.

The first fund to join the new platform will be the firm’s own Singapore-based Fortress Asia Macro Fund (“FAMF”), managed by CIO Adam Levinson. Mr. Levinson, a long-standing member of Fortress’s senior leadership team, is expected to join Fortress’s Board of Directors and will continue to invest for Fortress-managed funds as well as serving as CIO for FAMF.

Over the course of 2014, Mr. Levinson will transition FAMF, staffed with the current FAMF team, into an autonomous asset management business – to be called Graticule Asset Management Asia – with Fortress as a non-control partner and provider of FAMF’s infrastructure services. It is also anticipated that FAMF will change its name to Graticule Asia Macro Fund.

Fortress will retain a perpetual minority interest in Graticule Asset Management Asia, including economics generated by FAMF and other funds introduced in the future. This economic interest will amount to 42.5% of earnings during the business’s first year as an affiliated manager and will decline to approximately 27% over time. Fortress expects to generate additional fees for technology, back office and other services provided to the fund.

“We believe an affiliated manager platform will allow us to bring our investors a broader range of best-in-class strategies and to grow our footprint substantially in a highly diverse market,” said Stu Bohart, President of Fortress’s Liquid Markets business. “The Fortress Asia Macro Fund will be an ideal anchor fund for the platform, demonstrating the benefits of Fortress affiliation and support to a large group of high potential start-ups and established funds. We expect most platform participants will be existing hedge funds that want to be freed from the challenges and distraction of building and managing infrastructure. At the same time, we will continue to grow our internal capabilities, further expanding our range of Fortress-managed funds.”

Fortress intends to add one or two teams per year to the affiliated manager platform. Although the model will be flexible on structure, the typical platform participant will pay fees to Fortress for support services in addition to Fortress having a significant minority ownership stake in the general partner. Mr. Bohart is expected to have dual roles at Fortress and platform companies as part of the partnership design.

“We are excited to take this next step in optimizing the structure and potential of our Asia Macro business,” said Levinson. “In a highly specialized Asia market, it has become clear that our having the flexibility to evolve and grow in an entrepreneurial environment is extremely important to many limited partners, who also value the depth of resources and strength of infrastructure that Fortress provides. Transitioning the Asia Macro business seamlessly into an independent manager with deep economic ties and ongoing collaboration with Fortress is an approach that we believe benefits all stakeholders.”

Launched in March 2011, FAMF had assets under management of $1.8 billion as of September 30, 2013, having reached its 2013 AUM cap during the third quarter. FAMF has recorded annualized inception-to-date net returns of 14.5% and 2013 net returns of 17.1%, both through December 31, 2013.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with approximately $58 billion in assets under management as of September 30, 2013. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Contact:

Gordon E. Runté

212-798-6082